Contact:

Chuck Soponis                                                      Joan Kureczka
Chief Executive Officer                               Kureczka/Martin Associates
Oragenics, Inc.                                                   (415) 821-2413
(386) 418-4018                                             Jkureczka@comcast.net

FOR IMMEDIATE RELEASE

              ORAGENICS, INC. TO DE-LIST FROM TSX VENTURE EXCHANGE

ALACHUA, FL (October 7, 2004) - Oragenics, Inc. (AMEX:ONI; TSX-V:ORA.U) today announced that effective on October 13, 2004, the Company will de-list from the TSX Venture Exchange and trade exclusively on the American Stock Exchange ("AMEX") under the symbol "ONI..

Oragenics, Inc. has been listed on the TSX Venture Exchange (symbol "ORA.U") since June 24, 2003, when the Company completed an initial public offering of its common stock. On May 20, 2004, Oragenics, Inc. stock began trading on the American Stock Exchange (symbol "ONI"). Since that time, the volume of Oragenics' shares being traded on the TSX Venture Exchange has steadily declined. Oragenics shares will continue to be traded on the American Stock Exchange under the symbol "ONI."

"We appreciate the opportunity of having our stock traded on the TSX Venture Exchange," said Chuck Soponis, Oragenics chief executive officer. "The TSX market provided excellent support for our shares and the staff at the venture exchange has been consistently helpful and cooperative. However, we believe that a sole listing on the AMEX will diminish investor confusion, reduce our filing costs, and provide a satisfactory alternative for our Canadian investors."


About Oragenics

Oragenics, Inc. is an emerging biotechnology company focused on the development and licensure of innovative products and technologies for improving human health. The company's lead product is a novel oral rinse for the prevention of tooth decay, which is anticipated to enter clinical trials in 2004. The company is also developing a novel antibiotic with broad-spectrum activity against gram-positive bacteria and a probiotic product aimed at maintaining oral health. The company is headquartered in Alachua, Florida. For more information about Oragenics, please consult the company's website at www.oragenics.com.
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Safe Harbor Statement Under the Private Securities Litigation Reform Act of
1995: This release includes forward-looking statements which reflect Oragenics' current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe", "expect", "anticipate", "intend", "estimate", "project" and similar expressions which do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to (1) the ability to successfully complete development and commercialization of Oragenics' Replacement Therapy for prevention of tooth decay, novel antibiotic, and probiotic product for oral health; (2) the ability to obtain substantial additional funding; (3) the ability to develop and commercialize products before competitors;(4) the ability to develop commercial products with the in-licensed technology; and (5) other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements. The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.
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